Exhibit 10(h)
Retirement Awards Program
January 17, 2007
Jack Crichton
10830 N. Central Expressway
Dallas, TX 75231
Dear Mr. Crichton,
This letter will serve to formalize the terms and conditions of our agreement concerning your pending retirement from Arabian American Development Co. et al. and to recognize the forty years of service to the Company. These terms are within the standard practices afforded other former employees upon their retirement. This agreement is entered into for the benefit of the Company, recognizing your long service, expertise, and history in the areas of marketing, contract negotiations, and mineral development and the role you have played in these areas.
1.	Upon your retirement, the Company will pay you three thousand dollars ($3,000.00) per month promptly on the first day of each month for a period of five years.

2.	In the event of your death or disability prior to the termination of this agreement, the balance outstanding will be paid to your estate (in the case of death) or to you (in the case of disability) in lump sum within 60 days of the event preventing you from providing further service to the Company.

3.	Additionally, upon signing of this agreement, and in accordance with our normal practice of paying $750 per year of service, the Company will pay you a lump sum award of $30,000.00 (thirty thousand dollars) as a token measure of appreciation for the forty years of service which has been faithfully rendered.
The forgoing represents the entire agreement whereby the Company wishes to reward you for past service. There are no warranties or intentions other than those stated above. If this accurately sets forth your understanding, please sign below as indicated and return an executed copy to me for my files.

Sincerely,
/s/ Nick Carter
Nick Carter
Secretary/Treasurer, Arabian American Development Co. President, Texas Oil and Chemical Co. II, Inc. et al
Agreed and accepted January 23, 2007.

/s/ Jack Crichton
Jack Crichton